Exhibit 10.1

December 18, 2023

Jonathan E. Oltman

Three Bala Plaza East, Suite 300

Bala Cynwyd, PA 19004

By email Delivery

Dear Jonathan,

This letter sets forth the terms and conditions of your separation from Global Indemnity Group, LLC (including United National Insurance Company, Diamond State Insurance Company, Penn-America Insurance Company, Penn-Star Insurance Company, Penn-Patriot Insurance Company, America Insurance Adjustment Agency, Inc., Global Indemnity Insurance Agency, LLC, Collectible Insurance Services, LLC, Global Indemnity Group Services, LLC, J.H. Ferguson & Associates, LLC, and any other affiliated entities, collectively referred to as the “the Company”), which were discussed and negotiated with you. Upon your acceptance of the terms and conditions set forth in this letter agreement and general release (the “Letter Agreement”), the Company will provide you with the payment described below. Please review this document carefully and, if you choose, consult an attorney of your choice at your expense. Your signing of this Letter Agreement also constitutes an acknowledgement by you that there is consideration from the Company to you for the provisions of this Letter Agreement.

1.	LAST DATE OF EMPLOYMENT.

Your last date of employment with the Company will be December 31, 2023, and you will be paid your salary through that date. Your last day worked will be December 29, 2023. The payment set forth in this paragraph is not conditioned upon your signing this Letter Agreement.

2.	PAYMENT OF UNUSED VACATION.

The Company will pay you for 22 accrued, unused Paid Time Off (PTO) days, less all applicable federal, state and local taxes and other withholdings. The payment set forth in this paragraph is not conditioned upon your signing this Letter Agreement.

3.	EMPLOYEE BENEFITS.

(a)	Your life insurance coverage will terminate effective December 31, 2023.

(b)

Your participation in the Company’s 401(k) plan shall terminate on December 31, 2023. Accordingly, no employee or employer contributions to the 401(k) plan shall be made with respect to any payments made under paragraph 4 of this Letter Agreement. Your status with respect to any vesting of any benefits or contributions under the 401(k) plan will be determined in accordance with the provisions of the 401(k) plan.

(c)	All other employee benefits not specifically continued by this Letter Agreement will terminate effective on December 31, 2023.

4.	ADDITIONAL COMPENSATION.

In consideration of your signing this Letter Agreement and all of the other promises and covenants contained herein, the Company will pay you $487,500 which represents 9 months of your annual base salary (all payments are gross of any and all applicable federal, state and local taxes and other withholdings, in accordance with the Company’s regular payroll practices) and you are eligible for 6 months of executive out placement services.

5.	DELIVERY OF PAYMENTS.

All payments made in connection with this Letter Agreement will be made by direct deposit, in accordance with the Company’s regular payroll practices, and direct deposit statements will continue to be available to you by accessing UKG.

6.	UNEMPLOYMENT COMPENSATION.

The Company will not object to any application you may make for unemployment compensation but cannot assure the approval of such benefits by the applicable state agency and will respond truthfully to all inquiries.

7.	GENERAL RELEASE AND WAIVER.

a.

In consideration for the enhanced benefits that you will receive for the above stated “Additional Compensation” in Section 4, you and any person acting by, through, under or on behalf of you, release, waive, and forever discharge the Company its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns from any and all actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment, or failure to accommodate; the terms and conditions of your employment; your compensation and benefits; and/or your termination of your employment from the Company, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, the National Labor Relations Act (NLRA) the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Arizona Civil Rights Act, Ariz. Rev. Stat. Ann. §§ 41-1461 through 41-1465, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Immigration Reform Control Act, the Occupational Safety and Health Act or any other federal, state, and/or local law, statute, or ordinance affecting my employment with or separation from the Company. The parties agree that this Agreement does not impact any claims which cannot be legally waived.

b.

For purposes of this paragraph 7 and all other paragraphs and provisions of this Letter Agreement, the term “Releases” shall include Fox Paine International GP, Ltd., Fox Paine International LPH, L.P., Fox Paine Capital Fund II International, L.P., Global Indemnity Services, Ltd., Global Indemnity Insurance Agency, LLC, Global Indemnity Group Services, LLC, Collectibles Insurance Services, LLC, American Insurance Adjustment Agency, Inc., Global Indemnity Group, LLC, American Insurance Service, Inc., United National Insurance Company, Diamond State Insurance Company, Penn Independent Corporation (“Penn Independent”), PIC Holdings, Inc., Penn-America Group, Inc., Penn-America Insurance Company, Penn-Star Insurance Company, Penn-Patriot Insurance Company, Fox Paine & Company, LLC, Fox Paine Capital Fund, L.P., Fox Paine Global, Inc., FPC Investors, L.P., Fox Paine Capital, LLC; Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and all of their respective divisions, parent corporations, subsidiaries, related companies, affiliates and corporate entities that are partners in any such related entities (including but not limited to all companies or entities in which is a majority shareholders, and all of their past and present directors, officers, members, managers, employees, servants, agents, owners, shareholders, and successors including, but not limited to, Saul A. Fox).

c.

You further agree that neither you nor anyone on your behalf shall or may seek, apply for, or be entitled to recover any attorneys’ fees or costs pursuant to any of the aforementioned federal, state, or municipal statutes, orders, rules or regulations, or any other such laws. You understand and acknowledge that the release set forth in this paragraph 7 applies to all causes of action or claims against Releasees, including but not limited to, employment-related claims, which you or Releasors now have or may have had from the beginning of time up to and including the date that this Letter Agreement becomes effective.

d.

Notwithstanding anything in paragraphs 7(a) through (d) to the contrary, the foregoing releases shall not apply to (i) any claims by Releasors that the Company has breached its obligations under this Letter Agreement; or (ii) any claims by Releasors for your vested benefits, if any, under any pension or welfare plan maintained by the Company.

e.

You agree and warrant that you have not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against the Company or any of the Releasees with any local, state or federal court or administrative agency, which are currently outstanding. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by your or anyone else on your behalf.

8.	COMPANY PROPERTY; CONFIDENTIALITY, COOPERATION; GENERAL PROVISIONS.

You agree to return all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company. You further agree not to retain any copies of any such property in your possession or under your control. You also agree to retain in confidence any confidential information known to you concerning the Company until such information is publicly available. You further agree to maintain the confidentiality of this release and will not disclose in any fashion this release, the amount of the benefits you receive, and/or the substance or content of discussions involved in this release to any person other than your spouse, attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or otherwise as required by law.

This release constitutes the complete and total agreement between the Company and you with respect to issues addressed in this release. However, this release shall not in any way affect, modify, or nullify any agreement you have entered into with the Company, including the July 23, 2021 Restrictive Covenant Agreement (“RCA”) except as follows: You agree that solely for purposes of Sections 1(a) and 1(b) of the RCA, the “Relevant Period” shall extend for a period of 18 months after December 31, 2023 and you agree that Section 1(c) of the RCA is eliminated and of no further force or effect. You represent that you are not relying on any other agreements or oral representations not fully expressed in this document. You agree that this release shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and yourself. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this release. You further agree that this document may be used as evidence in a subsequent proceeding in which the Company or you allege a breach of this release or as a complete defense to any lawsuit. Other than this exception, you agree that this release will not be introduced as evidence in any administrative proceeding or in any lawsuit. You agree that should any part of this release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this release.

You further agree to cooperate with the Company in any litigation or arbitration that it or its affiliates may have regarding any claims, agents, and/or former employees (“Cooperation Matters”). Upon written request by the Company and advanced written agreement, the Company will pay you $575 per hour for time related to Cooperation Matters. You further confirm that any cooperation or assistance provided to any party adverse to the Company or its affiliates in any litigation or arbitration, would be a breach of the Agreement.

You acknowledge and agree that any breach of the restrictions set forth in paragraph 8 will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it, be entitled to injunctive relief and specific performance in an action in a court of competent jurisdiction, as well as all attorney fees and costs incurred as a result of any breach by you of the provisions hereof.

9.	NON-DISPARAGEMENT.

You agree that you will not make any comment or remark, or give any advice or opinion, at any time, that impugns the integrity or reputation, or harms the financial position of the Company, or the other Releasees, or their current or prior parents, owners, directors, officers, employees or agents. This release does not prevent you from cooperating with any legal authority or state, local or federal agency or court. The Company agrees that it will not make any comment or remark, or give any advice or opinion, at any time, that impugns your integrity or reputation, or harms your financial position.

10.	CONFIDENTIALITY OF LETTER OF AGREEMENT.

The existence of this Letter Agreement, and its terms and conditions, shall be kept confidential by you, except that you may disclose the terms and conditions of this Letter Agreement to your spouse, attorneys and/or tax advisors provided that they also agree to keep this Letter Agreement and its terms and conditions confidential.

11.	INFORMATION TO FUTURE EMPLOYERS.

The Company will provide, if requested, confirmation of the dates of your employment, your job title(s), and your salary.

12.	NO ADMISSSION.

This Letter Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion. You and the Company expressly agree and understand that no party to this Letter Agreement is to be considered the “prevailing” or “successful” party within the meaning of any federal, state or local statute, law, ordinance, rule or regulation.

13.	SATISFACTORY AND COMPLETE PACKAGE.

The compensation package described in this Letter Agreement is an enhanced salary continuation and benefits package that you acknowledge is adequate and satisfactory to you. You further acknowledge and agree that all other monies due and owing have been paid to you, and that you are not entitled to and will not seek payment of any other compensation or benefits from the Company or any of Releasees, including but not limited to, salary, vacation or sick pay, bonuses, payment for personal time, reimbursement of expenses, or payment for various employee benefits.

14.	ASSIGNMENT, SUCCESSORS, ETC.

This Letter Agreement may be assigned by the Company and will take effect for the benefit of any successors or assigns of the Company created by merger, reorganization, sale of assets or otherwise. You hereby consent and agree to such assignment and enforcement of such rights and obligations by the Company’s successors or assigns.

15.	GOVERNING LAW.

This Letter Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania, without regard to any principles relating to conflicts of law.

16.	ENTIRE AGREEMENT; NO ORAL MODIFICATIONS.

The Company’s Code of Business Conduct and Ethics shall remain in full force and effect and, you agree that this Letter Agreement sets forth the entire agreement between the parties with respect to your separation from employment with the Company, and the subject matter contained herein. You agree that this Letter Agreement supersedes all prior or contemporaneous agreements or understandings between you and the Company with respect to your separation from employment with the Company and the subject matter contained herein. You acknowledge that there are no representations by the Company, oral or written, which are not set forth in this Letter Agreement upon which you relied in signing this Letter Agreement. You further agree that no alteration or other modification of this Letter Agreement shall be effective unless made in writing and signed by both you and the Company.

17.	HEADINGS.

You agree that the headings in this Letter Agreement are for convenience only and have no bearing on the meaning of this Letter Agreement.

18.	VOLUNTARY AGREEMENT, ADVICE OF COUNSEL, 45 DAY PERIOD.

You, Jonathan, acknowledge that:

(a)	You have read this document, and you understand its legal and binding effect. You are acting voluntarily and of your own free will in executing this release.

(b)	The consideration for this release is in addition to anything of value to which you already are entitled.

(c)	You have had the opportunity to seek, and you are advised in writing to seek, legal counsel prior to signing this release

(d)	You agree with the Company that changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

(e)	You have:

(i)	received all compensation due you as a result of services performed for the Company with the receipt of your final paycheck;

(ii)	reported to the Company any and all work-related injuries incurred by you during your employment by the Company;

(iii)

been properly provided any leave of absence because of you or a family member’s health condition and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and

(iv)	provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity.

21.	EXCEPTIONS.

You understand this release does not apply to any claims or rights that may arise after the date that you signed this release, the consideration for this release, the Company’s expense reimbursement policies, vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this release, and any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this release including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision, generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any laws, or from exercising your rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release you are waiving your right to individual relief, except where such a waiver is prohibited.

You acknowledge that you are entering into this Letter Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound. If you choose to accept the terms of this Letter Agreement, you must sign and return it to me via email or if you requested a paper copy, in the enclosed self-addressed stamped envelope by February 1, 2024. If you do not return the signed Letter Agreement by February 1, 2024, we shall assume that you have elected not to accept the terms and conditions of this Letter Agreement and it shall be null and void in its entirety. Your signature below indicates your acceptance of this Letter Agreement and shall cause this Letter Agreement to be binding upon you, your heirs, representatives, and assigns.

We wish you much success in the future and we thank you for your service to the Company.

Sincerely,

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Joseph W. Brown 1/17/24
Joseph Brown
Chief Executive Officer

I have read and understand the General Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this General Release.

Dated: 1/4/24

/s/ Jonathan Oltman
Jonathan Oltman